HEI Exhibit 99

July 30, 2012

Contact:	Shelee M.T. Kimura
	Manager, Investor Relations &	Telephone: (808) 543-7384
	Strategic Planning	E-mail: skimura@hei.com

AMERICAN SAVINGS BANK REPORTS SECOND QUARTER 2012 EARNINGS

Net Income of $14.2 Million

Bank Continues to Deliver Solid Results

Seventh Consecutive Quarter of Loan Growth

HONOLULU – American Savings Bank, F.S.B. (American), a wholly-owned indirect subsidiary of Hawaiian Electric Industries, Inc. (HEI) (NYSE - HE) today reported net income for the second quarter of 2012 of $14.2 million, compared to $15.9 million in the first, or linked, quarter of 2012 and $15.2 million in the second quarter of 2011.

“American Savings Bank delivered solid results again this quarter.  We achieved steady loan growth and we benefited from lower credit costs as overall asset quality continued to improve,” said Richard Wacker, president and chief executive officer of American.  “Revenues reflected the ongoing impact of recent regulatory changes and the low interest rate environment.”

Second quarter 2012 net income was $1.7 million lower compared to the linked quarter, primarily attributable to (on an after-tax basis):

•                $1 million higher noninterest expense primarily due to the timing of spending for new products and business projects which had been expected to be incurred in the first quarter; and

•                $1 million related to the first quarter 2012 release of tax-related reserves which lowered taxes and expenses in the linked quarter only.

These were partially offset by $1 million lower provision for loan losses from continued improvement in credit quality and portfolio mix.

Compared to the same quarter of 2011, net income declined by $1.0 million primarily due to the non-recurring insurance gain in the second quarter last year.  Higher gains on sales of loans of approximately $1 million (after-tax) in second quarter 2012 were offset by higher expenses as discussed above.

Hawaiian Electric Industries, Inc. News Release

July 30, 2012

Net interest margin was 3.97% in the second quarter of 2012 compared to 4.04% in the linked quarter and 4.07% in the second quarter of 2011.  The decline in net interest margin was attributable to lower yields on interest-earning assets due to the low interest rate environment and the shift in portfolio mix in favor of shorter duration adjustable rate products.  Compared to the same quarter last year, the rates on interest bearing deposits have also declined which offset some of the decline in asset yields.

Provision for loan losses (pretax) was $2.4 million in the second quarter of 2012 compared to $3.5 million in the linked quarter and $2.6 million in the second quarter of 2011.  The decline in provision was due to lower net charge-offs primarily in the residential land and commercial markets portfolios along with improved consumer credit quality associated with the gradual improvement in Hawaii’s economy.

Non-interest expense (pretax) was $37.6 million in the second quarter of 2012, up from $35.2 million in the linked quarter and $36.2 million in the second quarter of 2011.  On a year-to-date basis, annualized non-interest expense is in line with the bank’s target of $145 million.

In the second quarter of 2012, loans grew by 2.5% annualized (or 2.9% year-to-date annualized) which is in line with the bank’s target of low to mid-single digit loan growth for the year.  This growth was driven primarily by American’s market leading home equity loan product.

Total deposits were $4.1 billion at June 30, 2012, up $12 million from March 31, 2012.  Low-cost core deposits increased $25 million during the quarter to $3.6 billion at June 30, 2012. Average cost of funds was a very low 0.27% for second quarter 2012.

Overall, return on average equity and return on average assets were 11.35% and 1.15%, respectively, in the quarter.  American also paid dividends of $10 million to HEI in the quarter while maintaining healthy capital levels -- Tier 1 leverage ratio of 9.2% and total risk-based capital ratio of 12.8% at June 30, 2012.

HEI EARNINGS RELEASE, WEBCAST AND TELECONFERENCE

Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its second quarter 2012 financial results today.  Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the second quarter of 2012.

Hawaiian Electric Industries, Inc. News Release

July 30, 2012

HEI plans to announce its second quarter 2012 consolidated financial results on Thursday, August 2, 2012 and will conduct a webcast and teleconference call to review second quarter 2012 consolidated earnings, including American’s earnings, on Friday, August 3, 2012, at 8:00 a.m. Hawaii time (2:00 p.m. Eastern time).  The event can be accessed through HEI’s website at www.hei.com or by dialing (800) 706-7748, passcode:  32260721 for the teleconference call.  The presentation for the webcast will be on HEI’s website under the headings “Investor Relations,” “News & Events” and “Presentations & Webcasts.”  HEI and Hawaiian Electric Company, Inc. (HECO) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information.  Such disclosures will be included on HEI’s website in the Investor Relations section.  Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, HECO’s and American’s press releases, Securities and Exchange Commission (SEC) filings and public conference calls and webcasts.  The information on HEI’s website is not incorporated by reference in this document or in HEI’s and HECO’s SEC filings unless, and except to the extent, specifically incorporated by reference.  Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC.  No information on the PUC website is incorporated by reference in this document or in HEI’s and HECO’s SEC filings.

An online replay of the webcast will be available at the same website beginning about two hours after the event.  Replays of the teleconference call will also be available approximately two hours after the event through August 17, 2012, by dialing (888) 286-8010, passcode: 61628408.

HEI supplies power to over 400,000 customers or 95% of Hawaii’s population through its electric utilities, HECO, Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited and provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions.

FORWARD-LOOKING STATEMENTS

This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions.  In addition, any statements concerning future financial performance, ongoing

Hawaiian Electric Industries, Inc. News Release

July 30, 2012

business strategies or prospects or possible future actions are also forward-looking statements.  Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things.  These forward-looking statements are not guarantees of future performance.

Forward-looking statements in this release should be read in conjunction with the “Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and HEI’s future periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements.  Forward-looking statements speak only as of the date of the report, presentation or filing in which they are made.  Except to the extent required by the federal securities laws, HEI, HECO, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA

(Unaudited)	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,
(in thousands)	2012	2012	2011	2012	2011
Interest income
Interest and fees on loans	$44,473	$44,888	$45,648	$89,361	$91,745
Interest on investment and mortgage-related securities	3,297	3,805	3,793	7,102	7,562
Total interest income	47,770	48,693	49,441	96,463	99,307
Interest expense
Interest on deposit liabilities	1,696	1,779	2,387	3,475	4,980
Interest on other borrowings	1,214	1,261	1,382	2,475	2,749
Total interest expense	2,910	3,040	3,769	5,950	7,729
Net interest income	44,860	45,653	45,672	90,513	91,578
Provision for loan losses	2,378	3,546	2,555	5,924	7,105
Net interest income after provision for loan losses	42,482	42,107	43,117	84,589	84,473
Noninterest income
Fees from other financial services	7,463	7,337	7,240	14,800	14,186
Fee income on deposit liabilities	4,322	4,278	4,599	8,600	9,048
Fee income on other financial products	1,532	1,549	1,861	3,081	3,534
Other income	3,634	3,395	3,177	7,029	5,556
Total noninterest income	16,951	16,559	16,877	33,510	32,324
Noninterest expense
Compensation and employee benefits	18,696	18,646	18,166	37,342	35,671
Occupancy	4,241	4,225	4,288	8,466	8,528
Data processing	2,489	2,111	2,058	4,600	4,028
Services	2,221	1,783	1,949	4,004	3,720
Equipment	1,807	1,730	1,772	3,537	3,429
Other expense	8,106	6,707	7,955	14,813	15,888
Total noninterest expense	37,560	35,202	36,188	72,762	71,264
Income before income taxes	21,873	23,464	23,806	45,337	45,533
Income taxes	7,684	7,587	8,611	15,271	16,487
Net income	$14,189	$15,877	$15,195	$30,066	$29,046
Comprehensive income	$15,456	$15,899	$19,439	$31,355	$31,025

OTHER BANK INFORMATION (%)
Return on average assets	1.15	1.29	1.24	1.22	1.20
Return on average equity	11.35	12.87	12.19	12.11	11.70
Return on average tangible common equity	13.58	15.44	14.59	14.50	14.02
Net interest margin	3.97	4.04	4.07	4.01	4.11
Net charge-offs to average loans outstanding (annualized)	0.19	0.28	0.45	0.24	0.47
Efficiency ratio	60	56	57	58	57

As of period end
Nonperforming assets to loans outstanding and real estate owned **	1.84	2.02	1.69
Allowance for loan losses to loans outstanding	1.06	1.05	1.09
Tier-1 leverage ratio **	9.2	9.1	9.1
Total risk-based capital ratio **	12.8	12.9	13.3
Tangible common equity to total assets	8.58	8.46	8.63

**  Regulatory basis

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2011 and HEI’s Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 (when filed), as updated by SEC Forms 8-K. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

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American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

	June 30,	December 31,
(in thousands)	2012	2011

Assets
Cash and cash equivalents	$201,193	$219,678
Available-for-sale investment and mortgage-related securities	639,112	624,331
Investment in stock of Federal Home Loan Bank of Seattle	97,764	97,764
Loans receivable held for investment	3,734,937	3,680,724
Allowance for loan losses	(39,463)	(37,906)
Loans receivable held for investment, net	3,695,474	3,642,818
Loans held for sale, at lower of cost or fair value	11,915	9,601
Other	236,547	233,592
Goodwill	82,190	82,190
Total assets	$4,964,195	$4,909,974

Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing	$1,076,579	$993,828
Deposit liabilities–interest-bearing	3,060,162	3,076,204
Other borrowings	218,673	233,229
Other	107,902	118,078
Total liabilities	4,463,316	4,421,339

Common stock	332,769	331,880
Retained earnings	176,192	166,126
Accumulated other comprehensive loss, net of tax benefits	(8,082)	(9,371)
Total shareholder’s equity	500,879	488,635
Total liabilities and shareholder’s equity	$4,964,195	$4,909,974

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2011 and HEI’s Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 (when filed), as updated by SEC Forms 8-K. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

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